Exhibit 6.2

LOAN AGREEMENT

AGREEMENT made this 22 day of June, 2020, by and between Centreville Bank, a Rhode Island banking institution with a place of business located at 1218 Main Street, West Warwick, Rhode Island (the “Lender”) and CPI East Hampton I, LLC (d/b/a SPC East Hampton I LLC), CPI East Hampton II, LLC (d/b/a SPC East Hampton II LLC), and CPI East Hampton III, LLC (d/b/a SPC East Hampton III LLC), all New Jersey limited liability companies with their principal place of business located at c/o SPC Associates, L.L.C., 195 North Street, Suite 100, Teterboro, New Jersey (individually and collectively, the “Borrower”).

I. DEFINITIONS

1.01. Certain Defined Terms. In addition to the definitions contained in the foregoing recital clause, the following terms shall have the meanings provided below:

“Access Laws” shall mean the Americans with Disabilities Act of 1990, all state and local laws and ordinances related to handicapped access and all rules, regulations and orders issued pursuant thereto, including without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities.

“Agreement” means this Agreement, as amended from time to time. “Applicable LIBOR Margin” shall mean, one and 80/100 percent (1.80%).

“Assignee” shall have the meaning set forth in Section 2.08(a) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or day which shall be in the State of Rhode Island a legal holiday or day on which banking institutions are required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning ascribed to such term in the Mortgage.

“Collateral Assignment” means the Collateral Assignment of Leases and Rents by the Borrower to the Lender dated even date.

“Debt Service Coverage Ratio – Post-Distribution” shall mean net operating income (defined as net income plus interest expense, amortization and depreciation, less internally funded capital expenditures and distributions for the Premises) divided by annual debt service under the Note for the relevant accounting period.

“Debt Service Coverage Ratio – Pre-Distribution” shall mean net operating income (defined as net income plus interest expense, amortization and depreciation, and less internally funded capital expenditures for the Premises) divided by annual debt service under the Note for the relevant accounting period.

“Default” means any of the events specified in Article VIII hereof which with the passage of time or giving of notice or both would constitute an Event of Default.

“Event of Default” means an Event of Default described in Article VIII hereof.

“Governmental Authorities” means the United States, the state in which the Premises is located and any political subdivision, agency, department, commission, board, bureau or instrumentality of either of them, including any local authorities, which exercise jurisdiction over the Premises.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantor” shall mean any guarantor of the Loan.

“Guaranty” shall mean the Guaranty of any Guarantor.

“Hazardous Waste Laws” shall mean any federal, state or local law governing the existence, release, generation, storage or disposal of any Hazardous Waste now or hereafter existing.

“Hazardous Waste” shall mean any “oil,” “hazardous material,” “hazardous wastes” or “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or any similar statute, and the regulations adopted pursuant thereto and shall include without limitation (whether or not included in the definition contained in said laws), petroleum, solvents, asbestos and other chemicals which would be materially dangerous to the environment or to human beings.

“Indebtedness” means, for the Borrower (i) all indebtedness or other obligations of the Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services the payment or collection of which the Borrower has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the Borrower is liable, contingently or otherwise, including, without limitation, liable by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person; or otherwise to assure a creditor against loss, (iii) all indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such indebtedness or obligations and (iv) capitalized lease obligations of the Borrower.

“Leases” means any and all leases with respect to the Premises.

“LIBOR Banking Day” shall mean a day (other than a Saturday or Sunday) on which dealings in United States Dollars are carried on in the London interbank market.

“LIBOR Fixed Rate” shall mean a rate per annum equal to the LIBOR Rate plus the Applicable LIBOR Margin.

“LIBOR Interest Period” shall mean one month.

“LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for U.S. Dollar deposits for a term co-extensive with the designated LIBOR Interest Period (i.e., a term of one (1) month), which the ICE Benchmark Administration (successor administrator to the British Bankers Association), or any successor administrator of LIBOR rates, fixes as its LIBOR rate as of 11:00 a.m. London time on the date that is two (2) LIBOR Banking Day prior to the commencement of the applicable LIBOR Interest Period. If for any reason the LIBOR Rate ceases to exist or becomes unavailable, and/or the Lender is unable to determine the LIBOR Rate for any LIBOR Interest Period, and/or any present or future law, regulation, treaty or directive, or any interpretation or application thereof, shall make it unlawful for the Lender to make or maintain the LIBOR Rate as an offered rate, the Lender may designate a substitute index and modify the spread above or below the newly designated index to equate to the interest rate in effect hereunder immediately prior to such newly designated index taking effect, and such spread shall remain in effect throughout the remaining term of the Loan. The Lender will notify the Borrower of any change in the index and the applicable spread prior to the modification of the interest rate taking effect. The Lender will treat the Borrower consistent with other commercial borrowers with respect to the designation of a new index hereunder.

“Loan” shall mean the loan of Three Million Seven Hundred Forty Thousand Dollars ($3,740,000) from the Lender to the Borrower.

“Loan Documents” shall mean this Agreement, the Note and the Security Documents.

“Management Agreement” shall mean that certain Management Agreement dated on or about the date hereof between the Borrower and the Manager.

“Manager” shall mean NAI Hanson Management LLC.

“Maturity Date” shall mean ten (10) years from the date hereof.

“Mortgage” shall mean the Mortgage and Security Agreement by the Borrower to the Lender dated even date.

“Note” shall mean the Borrower’s secured promissory note in the form attached hereto as Exhibit A, which Note is hereby incorporated herein by reference and made a part hereof.

“Obligations” shall mean all obligations and all liabilities of the Borrower under this Agreement, the Note, the Security Documents and the Swap Contract.

“Participant” shall have the meaning set forth in Section 2.08(b) hereof. “Payment Date” shall mean the 20th day of the month.

“Permitted Encumbrances” shall mean those encumbrances, if any, permitted by the Lender on the property of the Borrower as set forth in Exhibit B attached hereto and incorporated herein by reference.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Premises” means that certain parcel of land, with all buildings and improvements now or hereafter situated thereon, located at 118 Northampton Street, Easthampton, Massachusetts, and more particularly described in the Mortgage.

“Principal Payment” means the monthly principal payment determined by the Lender based upon the amount of the outstanding principal balance of the Loan on the date hereof, the rate of interest obtained under the Swap Contract and an amortization period equal to 360 months.

“Security Documents” means, among other things, the Mortgage, the Collateral Assignment, any Guaranty and any other agreement or instrument now or hereafter securing the Note.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, interest cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between the Lender (or its affiliate) and the Borrower (or its affiliate) in connection with the Loan, together with any related schedules and confirmations, as amended, supplemented, superseded or replaced from time to time, relating to or governing any or all of the foregoing

1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Notwithstanding the foregoing, the Borrower will not maintain any financial records or prepare any financial statements in accordance with GAAP. Records will be accurate and complete, but financial statements will be prepared in accordance with the method employed for federal income tax reporting purposes.

II. GENERAL TERMS

2.01. Amount of Loan. The Borrower has applied to the Lender for the Loan and the Lender has agreed to make the Loan to the Borrower subject to all the terms and conditions of this Agreement.

2.02. Note. The borrowing is to be evidenced by the Note.

2.03. Payments. All payments shall be made by the Borrower to the Lender at its address set forth above or such other place as the Lender may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without deduction or withholding for, any taxes or other payments. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Borrower to the Lender as the Lender determines in its sole discretion. If any payment hereunder or under the Note becomes due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

2.04. Prepayment. The Borrower may prepay the principal of the Note, in whole at any time, or in part from time to time, in accordance with the terms of the Note.

2.05. Security for the Note. The Note shall be secured by the Security Documents and by such additional security as shall be agreed to by the Lender and the Borrower from time to time.

2.06. Amortization Period. The Note is repayable on a thirty (30) year amortization basis.

2.07. Use of Proceeds. The Borrower will use the proceeds of the Loan only for the purposes authorized by the Lender.

2.08. Assignments and Participations. (a) The Lender shall have the unrestricted right at any time or from time to time, and without the Borrower’s or any Guarantor’s consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each an “Assignee”), and the Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including, without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Lender shall deem necessary to effect the foregoing. In addition, at the request of the Lender and any such Assignee, the Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Lender has retained any of its rights and obligations hereunder following such assignment, to the Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Lender after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Lender in connection with such assignment, and the payment by the Assignee of the purchase price agreed to by the Lender and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender pursuant to the assignment documentation between the Lender and such Assignee, and the Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Despite anything in this Section 2.08 to the contrary, the Borrower shall have no obligation to execute any document, instrument or agreement which creates or modifies any Obligations, or deletes or modifies any of the rights of the Borrower under the Loan Documents or applicable law.

(b)          The Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Borrower or any Guarantor, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in the Lender’s obligations to lend hereunder and/or any or all of the loans held by the Lender hereunder. In the event of any such grant by the Lender of a participating interest to a Participant, whether or not upon notice to the Borrower, the Lender shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations hereunder.

(c)          The Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees and Participants, provided that the Lender shall require any such Assignee or Participant to agree in writing to maintain the confidentiality of such information.

2.09. Automatic Debit. The Borrower hereby authorizes the Lender to automatically deduct from any deposit account of the Borrower the amount of any loan payment including all payments of interest, principal and other sums due (“Automatic Payment”), from time to time, under this Agreement and/or the Note; and the Lender will thereafter notify the Borrower of the amount so charged. If the funds in the account are insufficient to cover any payment due, the Lender shall not be obligated to advance funds to cover the payment. The failure of the Lender so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided herein or under the Note. At any time and for any reason, the Lender may voluntarily terminate the Automatic Payment. Termination by the Borrower of the Automatic Payment is not permissible.

2.10. Interest Rate and Repayment.

(a)       General. For the purposes of accruing interest charges, payments delivered to or received by the Lender after 2:00 p.m. Providence time will be credited on the next Business Day following receipt. All computations of interest shall be made on the basis of a three hundred sixty (360) day year and the actual number of days elapsed.

(b)       Interest Rate. Interest under the Note shall accrue at LIBOR Fixed Rate.

(c)       LIBOR Fixed Rate. In utilizing and establishing the LIBOR Fixed Rate, the following terms and conditions shall apply:

(i)          LIBOR Interest Periods. There may be no more than one (1) separate LIBOR Interest Period in effect at any one time during the term hereof.

(ii)         Rate Conversions. At the expiration of each LIBOR Interest Period, the principal amount of the LIBOR Tranche bearing interest under the LIBOR Fixed Rate shall automatically be converted to a new LIBOR Fixed Rate. The Lender shall not be required to notify the Borrower of any such automatic conversion.

(d)       Payment Dates.   Interest shall be paid monthly in arrears commencing on the second Payment Date next succeeding the date thereof, and continuing on the Payment Date of each succeeding month thereafter with a final payment of interest at the time the Loan is paid in full. Principal shall be repaid in monthly installments, each in the amount of the Principal Payment, commencing on the second Payment Date next succeeding the date thereof, and continuing on the Payment Date of each succeeding month thereafter, with a final payment of all unpaid principal and interest on the Maturity Date.

2.11. Swap Provisions. (a) The Borrower shall enter into a Swap Contract and in conjunction therewith, the Borrower shall deliver to the Swap Counterparty (as defined in the Swap Contract) the following documents and other items, executed and acknowledged as appropriate, all in form and substance satisfactory to the Lender and the Swap Counterparty: (i) Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. and related schedule in the form agreed upon between the Borrower (or its affiliate) and the Swap Counterparty; (ii) a confirmation under the foregoing; (iii) the Guaranty; (iv) if the Borrower (or its affiliate) is anything other than a natural person, evidence of due authorization to enter into transactions under the Swap Contract with the Swap Counterparty, together with evidence of due authorization and execution of any Swap Contract; and (v) such other title endorsements, documents, instruments and agreements as the Lender and the Swap Counterparty may require to evidence satisfaction of the conditions set forth herein.

(b)          To secure the Borrower’s Obligations, the Borrower hereby transfers, assigns and transfers to the Lender, and grants to the Lender a security interest in, all of the Borrower’s right, title and interest, but not its obligations, duties or liabilities for any breach, in, under and to any Swap Contract, any and all amounts received by the Borrower in connection therewith or to which the Borrower is entitled thereunder, and all proceeds of the foregoing. All amounts payable to the Borrower under any Swap Contract shall be paid to the Lender and shall be applied to pay interest or other amounts due and owing under the Note.

(c)          [RESERVED].

(d)          It shall be an Event of Default under this Agreement if any Event of Default occurs as defined under any Swap Contract as to which the Borrower (or its affiliate) is the Defaulting Party, or if any Termination Event occurs under any Swap Contract as to which the Borrower (or its affiliate) is an Affected Party. As used in this Section, the terms “Defaulting Party,” “Termination Event” and “Affected Party” have the meanings ascribed to them in the Swap Contract.

(e)          In addition to any and all other remedies to which the Lender and Swap Counterparty are entitled at law or in equity, the Swap Counterparty shall have the right, to the extent so provided in any Swap Contract or any Master Agreement relating thereto, (a) to declare an event of default, termination event or other similar event thereunder and to designate an Early Termination Date as defined under the Master Agreement, and (b) to determine net termination amounts in accordance with the Swap Contract and to setoff amounts between Swap Contracts. The Lender shall have the right at any time (but shall have no obligation) to take in its name or in the name of the Borrower (or its affiliate) such action as the Lender may at any time determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of the Borrower (or its affiliate) or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default under this Agreement, the Lender shall give prior written notice to the Borrower before taking any such action. For this purpose, the Borrower hereby constitutes the Lender its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable, to exercise, at the election of the Lender, any and all rights and remedies of the Borrower (or its affiliate) under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that the Lender may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, and generally to take any and all such action in relation thereto as the Lender shall deem advisable. The Lender shall not incur any liability if any action so taken by the Lender or on its behalf shall prove to be inadequate or invalid. The Borrower expressly understands and agrees that the Lender is not hereby assuming any duties or obligations of the Borrower (or its affiliate) to make payments to the Swap Counterparty under any Swap Contract or under any other Loan document. Such payment duties and obligations remain the responsibility of the Borrower (or its affiliate) notwithstanding any language in this Agreement.

III. REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and make the Loan, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Note and the making of the Loan) that as of the date of this Agreement:

3.01. Financial Statements. Any financial statement previously furnished by the Borrower to the Lender is complete and correct in all material respects, and fully and accurately reflect the financial condition of the Borrower as of said dates, and the results of its operations, if any, for the period stated. To the best of the Borrower’s knowledge and belief, the Borrower does not have any contingent obligations, liabilities for taxes, unusual long-term commitments or lease commitments except as specifically mentioned in such financial statement or the notes thereto and those which will be paid upon the disbursement of the Loan proceeds. Since the date of the most recent financial statements submitted to Lender there has been no material adverse change in the financial condition of the Borrower.

3.02. Organization and Qualification. The Borrower (i) is duly formed and validly existing under the laws of its state of organization, (ii) has the power and authority to own its properties and to carry on business as now being conducted and is qualified to do business in every jurisdiction where such qualification is necessary and (iii) has the power to execute and deliver this Agreement, to borrow hereunder and to execute and deliver to the Lender the Note, the Security Documents and any other instruments required hereunder.

3.03. No Conflict.

(a)       The Borrower has taken all necessary action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the Borrower’s execution, delivery and performance of the Loan Documents and any other agreements referred to herein or related to the Loan.

(b)       All consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau or agency which are required of the Borrower in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents and any other agreements referred to herein have been duly obtained and are in full force and effect.

(c)        The execution, delivery and performance of the Loan Documents and any other agreement referred to herein will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any provision of any existing law or regulation or of any order or decree of any court or governmental authority, bureau or agency or of the operating agreement of the Borrower or of any mortgage, indenture, contract or other agreement to which the Borrower is a party or which purports to be binding upon it or upon any of its properties or assets, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties or assets, except in favor of the Lender.

3.04. Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if adversely determined, would have a material adverse effect on the business operations, properties, assets or condition (financial or otherwise) of the Borrower. The Borrower is not in default with respect to any order of any court, arbitrator or governmental body arising out of any action, suit or proceeding under any statute or other law.

3.05. No Default. The Borrower is not a party to any agreement or instrument or subject to any restriction known to the Borrower, significantly adversely affecting its business, properties or assets, operations or conditions, financial or otherwise. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which its assets may be bound, and no Default or Event of Default as hereinafter specified has occurred and is continuing hereunder.

3.06. Properties. The Borrower has good title to, or valid leasehold interests in, all of its properties and assets, real and personal, which are to the Borrower’s knowledge free and clear of all mortgages, liens and encumbrances, except for the Permitted Encumbrances.

3.07. [Reserved]

3.08. Taxes. The Borrower has filed or caused to be filed all tax returns required to be filed by the Borrower, if any, and has paid all taxes shown to be due and payable on said returns or on any assessments made against the Borrower which the Borrower has knowledge of, and to the Borrower’s knowledge no tax liens have been filed and no claims are being asserted, or proposed or threatened to be asserted, with respect to any taxes which are not reflected in the financial statements referred to in Section 3.01 hereof, and the Borrower is currently providing adequate reserves for all current taxes.

3.09. No Pending Insolvency. Any funds advanced to the Borrower under this Agreement do not and will not render the Borrower insolvent; the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its property and the Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower.

3.10. Statements. No statement of fact made by or on behalf of the Borrower in this Agreement or in any certificate or schedule furnished to the Lender pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein or herein not misleading. There is no fact presently known to the Borrower which has not been disclosed to the Lender which materially affects adversely nor as far as the Borrower can foresee, will materially affect adversely the property, business, prospects or condition (financial or otherwise) of the Borrower.

3.11. Legally Enforceable Agreement. This Agreement, the Note, the Security Documents and any other documents executed by the Borrower in connection with the Loan, are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and except as certain remedies thereunder may be subject to equitable principles.

3.12. Regulation U. The Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System), and will not use the proceeds of the Loan so as to violate Regulation U or Regulation G as it may be amended or interpreted from time to time by the Board of Governors of the Federal Reserve System.

3.13. Patents, etc. The Borrower possesses all licenses and permits, and rights in respect of the foregoing, necessary for the conduct of its business substantially as now conducted without any known conflict with any rights of others.

3.14. Leases. The Leases are in full force and effect, there are no defaults under any of the provisions thereof and all conditions to the effectiveness and continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.

3.15. Compliance with Laws and Other Instruments. The business and operations of the Borrower has been and is being conducted in accordance with all applicable laws, ordinances, and rules and regulations of all authorities, the violation of which, individually or in the aggregate, would materially and adversely affect the business or operations of the Borrower.

3.16. Embargoed Person. To the best of the Borrower’s knowledge, as of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant hereto, (a) none of the funds or other assets of the Borrower and the Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (an “Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower or the Guarantor, as applicable, with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of the Borrower or the Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in the Borrower or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

3.17. Environmental. (a) The Borrower has never released, generated, stored or disposed of any Hazardous Waste on the Premises in violation of any Hazardous Waste Laws, (b) subject to disclosures in hazardous waste reports delivered to the Lender, the Borrower is not aware of the existence, release or threat of release of any Hazardous Waste on the Premises or on any properties adjacent to the Premises in violation of any Hazardous Waste Laws, and (c) subject to disclosures in hazardous waste reports delivered to the Lender, the Borrower has not received any notice, order, claim or demand from any governmental authority with respect to the existence, release or threat of release of any Hazardous Waste.

IV. CONDITIONS OF MAKING THE LOAN

The obligation of the Lender to make the Loan hereunder is subject to the following conditions precedent:

4.01. Representations. The representations and warranties set forth in Article III hereof shall be true and correct on and as of the date hereof and the date the Loan is made.

4.02. Certification. The Borrower shall have executed and delivered to the Lender, upon the execution of this Agreement, the following: (a) a certificate of the manager of the Borrower certifying to the votes of the members authorizing the execution and delivery of this Agreement, the Note, the Security Documents and any other documents related to the Loan, and (b) such other supporting documents as the Lender may reasonably request.

4.03. Legal Opinion. The Lender shall have received the favorable written opinion of counsel for the Borrower, dated the date of the Loan, satisfactory to the Lender and its counsel in scope and substance, with respect to, among other things, the matters set forth in Sections 3.02 and 3.03(a) and (c).

4.04. Good Standing. The Lender shall have received for the Borrower a Certificate of Legal Existence from the Massachusetts Secretary of State.

4.05. Legal Matters. All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Lender.

4.06. No Default. No Default or Event of Default shall have occurred.

4.07. Commitment Letter. There shall be compliance with all terms of the commitment letter of the Lender to the Borrower dated March 16, 2020.

4.08. Identity. The Lender shall have received all due diligence materials it deems necessary with respect to verifying the Borrower's identity and background information in a manner satisfactory to the Lender.

V. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of, and interest on, the Note and any other Indebtedness of the Borrower to the Lender, whether now existing or arising hereafter, unless the Lender shall otherwise consent in writing, the Borrower will:

5.01. Maintenance of Properties; Insurance.

(a)       Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, licenses, permits and any franchises and comply with all laws and regulations applicable to it; at all times maintain, preserve and protect any of the Borrower’s franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and maintain or cause to be maintained insurance in accordance with the requirements of the Security Documents and the Leases.

(b)       Comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction over the property which is the subject of the Security Documents.

5.02. Payment of Obligations and Taxes. Pay and discharge or cause to be paid and discharged all of its obligations and liabilities and all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested or discharged the claim by bonding or deposit in the manner authorized by applicable law; and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim which has not been discharged by bonding or deposit, shall be made within ten (10) days after entry of final judgment and before any of its property shall be seized or sold in satisfaction thereof.

5.03. Legal Proceedings. Give prompt written notice to the Lender of any proceedings instituted against the Borrower in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have an adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise.

5.04. Books, Records and Reports. At all times keep proper books of record and accounts in which full, true and correct entries will be made of its transactions in a manner satisfactory to the Lender. The Borrower hereby authorizes the Lender to make or cause to be made, at the Borrower’s expense and in such reasonable manner and at such reasonable times as the Lender may require, but so long as there is no outstanding Event of Default not more often than once every 12 months at the Lender’s expense and not more often than once at the Borrower’s expense:

(a)       Inspections and audits of any books, records and papers in the custody or control of the Borrower or others, relating to the Borrower’s financial or business conditions, including the making of copies thereof and extracts therefrom, and

(b)       Inspections and appraisals of any of the Borrower’s assets.

5.05. Financial Statements. Furnish to the Lender:

(a)       Within one hundred twenty (120) days of the end of each fiscal year, a copy of the Borrower’s federal tax return for such fiscal year, including all schedules, duly prepared by a certified public accountant, provided however, if the tax return is on extension, a copy of the timely filed extension must be provided to the Lender along with an internally prepared income statement and balance sheet which shall be in form and substance satisfactory to the Lender. Once filed, copy of filed tax return shall be presented to the Lender within 10 days of filing.

(b)       At least 30 days prior to entering an Extension Period (as defined in the Note), the Borrower shall provide the Lender with a certified rent roll in form and substance satisfactory to the Lender.

(c)        Promptly, from time to time, such other information regarding its operations, assets, business, affairs and financial condition, as the Lender may reasonably request.

5.06. Adverse Changes. Promptly advise the Lender of (a) all litigation and proceedings affecting the Borrower in which the amount involving the Borrower is Thirty-Five Thousand Dollars ($35,000) or more and is not covered by insurance; (b) any material adverse change in its condition, financial or otherwise, or (c) any Default described in Article VIII hereof or of the occurrence of any event which upon notice or lapse of time or both would constitute such an Event of Default.

5.07. Accounting. Maintain a standard system of accounting in accordance with the method employed by the Borrower for federal income tax reporting.

5.08. Depository. Use the Lender as the principal bank of account of the Borrower’s funds. Said account shall be the account into which all rent payments due under Leases shall be deposited and said account shall be the account from which Automatic Payments shall be made as required by Section 2.09 hereof.

5.09. Additional Instruments. Promptly execute and deliver or cause to be executed and delivered to the Lender all such additional and/or supplemental other instruments and documents from time to time as the Lender deems necessary or appropriate for the performance of the Borrower’s obligations under this Agreement, so long as such additional instruments do not create any additional liabilities or obligations of the Borrower or delete or lessen any rights of the Borrower.

5.10. Subordination of Debt. Subordinate all member debt to this Loan, pledge all such debt to the Lender as security for this Loan, make payments on account of such debt only from the cash flow available after all other costs and expenses of the Borrower which are then due and payable have been paid, and if there is any existing Default or Event of Default not make any payments on account of such debt without the prior written consent of the Lender.

5.11. Environmental. (a) The Borrower shall not release, generate or dispose of any Hazardous Waste on the Premises or on any properties adjacent to the Premises in violation of any Hazardous Waste Laws.

(b)        In the event that any Hazardous Waste are found on the Premises in violation of Hazardous Waste Laws, the Borrower shall take, or cause to be taken, immediate steps to contain and remediate the same in compliance with all Hazardous Waste Laws.

(c)       In general, the Borrower shall ensure, or cause to be ensured, that all of its properties and operations, and those of its lessees, are in compliance with all Hazardous Waste Laws.

5.12. Access Laws. Cause the Premises to at all times not be in violation with the requirements of the Access Laws. Notwithstanding any provisions set forth herein or in any other document regarding the Lender’s approval of alterations to the Premises, the Borrower shall not alter the Premises in any manner which would increase the Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of the Lender. The Borrower further agrees to give prompt written notice of the receipt by the Borrower of any complaints related to the violation of any Access Laws and of the Borrower’s knowledge of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

5.13. Identity. In addition, at any time, and from time to time, upon request by the Lender, at the Borrower's expense, provide any and all further instruments, certificates and other documents as may, in the opinion of the Lender, be necessary or desirable in order to verify the Borrower's identity and background in a manner satisfactory to the Lender.

VI. FINANCIAL COVENANTS

The Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of, and interest on, the Note and any other Indebtedness of the Borrower to the Lender, whether now existing or arising hereafter, unless the Lender shall otherwise consent in writing, the Borrower will:

6.01. Debt Service Coverage Ratio – Pre-Distribution. Maintain at all times a Debt Service Coverage Ratio of not less than 1.3:1.0, which shall be tested annually as of December 31.

6.02. Debt Service Coverage Ratio – Post-Distribution. Maintain at all times a Debt Service Coverage Ratio of not less than 1.0:1.0, which shall be tested annually as of December 31.

6.03. Loan to Value Ratio. Maintain at all times a loan to value ratio of not greater than seventy percent (70%). The value portion of this calculation shall be based upon the aggregate fair market value of the Premises as determined by appraisal satisfactory to the Lender. The loan portion of this calculation shall be the total indebtedness of the Borrower to the Lender.

VII. NEGATIVE COVENANTS

The Borrower covenants and agrees that, until payment in full of the principal of, and interest on, the Note and any other Indebtedness of the Borrower to the Lender, whether now existing or arising hereafter, unless the Lender shall otherwise consent in writing, Borrower will not, directly or indirectly:

7.01. Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, liability or lease commitment, except upon such terms and conditions as may be mutually agreed upon in advance by the Borrower and the Lender and except:

(a)      Indebtedness under this Agreement and/or any of the Security Documents and/or evidenced by the Note;

(b)     Indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business not yet due and payable in accordance with customary trade terms or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent the Borrower has set aside on its books adequate reserves therefor;

(c)      Indebtedness described in the financial statements and existing on the date hereof; provided that such Indebtedness is paid in accordance with its stated terms without renewal, extension or modification;

(d)     Indebtedness to members (which shall be subject to Section 5.10) to cover any shortfall in costs or expenses of the Premises; and

(e)     Lease commitments in the ordinary course of business.

7.02. Liens. Create, incur, make, assume or suffer to exist any assignment, mortgage, pledge, lien, charge, security interest or other encumbrance of any nature whatsoever on any of its property or assets, now or hereafter owned, other than in favor of the Lender or other than:

 (a)       liens securing the payment of taxes or assessments, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which there shall have been set aside on its books adequate reserves or other provisions made in accordance with GAAP;

(b)     liens securing the Note;

(c)      any leasehold mortgage, assignment or security interest granted by a tenant in its leasehold estate;

(d)     the Permitted Encumbrances; and

(e)      Leases in the ordinary course of business.

7.03. Guaranties. Make any loans or advances to, or assume, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds to any other Person, firm, corporation or other enterprise, through purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, for the purpose of paying any Indebtedness or obligation of such other Person, or otherwise, except the endorsement of negotiable instruments for deposit or collection in the normal course of business.

7.04. Sale of Assets; Management. Convey, transfer or otherwise dispose of any or all of its properties, assets, rights, licenses and franchises to any Person, except in the ordinary course of its business, or except for the existing management agreement, turn over the management of, or enter a management contract with respect to, such properties, assets, rights, licenses, and franchises. No Borrower shall close a sale of its interest in the Premises without the prior written consent of the Lender.

7.05. Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall convey or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

7.06. Investments. Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any other Person, except investments in short-term obligations of the United States or certificates of deposit of the Lender.

7.07. Fundamental Changes. Dissolve, liquidate, consolidate with, or merge with, or otherwise acquire all or substantially all of the assets or properties of, any other entity, or make any substantial change in its management, or permit any substantial change in its ownership, or engage, directly or indirectly, in any business substantially different from the business now being conducted. The following transfers are permitted without the Lender’s consent provided the management of the Borrower is not changed: (i) up to 49.00 percent of the membership interests in the Borrower may be sold or transferred to any person; (ii) any transfer of membership interests as a result of death or divorce or to a trust or entity whose beneficiaries or equity holders are members of the family of the transferor; and (iii) any transfer of membership interests between or among existing members of the Borrower.

7.08. Distributions. Except for distributions of cash flow after payment of all costs and expenses then due and payable, make any distribution of cash or property, or both, to the members of the Borrower.

7.09. Acceleration of Other Indebtedness. Accelerate the maturity of any Indebtedness now or hereafter outstanding to any other bank, supplier, or other third party, or repay the same otherwise than in accordance with its regular amortization.

7.10. Hazardous Waste. Release, generate or dispose of any Hazardous Waste at the Premises or on any properties adjacent to the Premises in violation of any Hazardous Waste Laws. The Lender, at its election, upon a reasonable belief that there has been a violation of any Hazardous Waste Laws, and without notice, may at any time and from time to time, whether or not an Event of Default shall exist, cause one or more environmental site assessments of the Premises to be undertaken. Environmental site assessments may include a detailed visual inspection of the Premises, including, without limitation, all storage areas, storage tanks, drains, dry wells and leaching areas, as well as the taking of soil samples, surface water samples and ground water samples, and such other investigation or analysis as is necessary or appropriate for a complete assessment of the compliance of the Premises and the use and operation thereof with all Hazardous Waste Laws.

7.11. Transfer of Interests. Except as otherwise provided in Section 7.07, permit the transfer of any interest in the Borrower by any of its present members or the direct or indirect dilution of the percentage interest in the Borrower currently held by any present member without the prior written consent of the Lender.

VIII. DEFAULTS AND REMEDIES

8.01. Events of Default. The following shall constitute Events of Default:

(a)       any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the borrowing hereunder, shall prove to be false or misleading in any material respect on or as of the date made or deemed made;

(b)       default in the payment of any monthly installment of the principal of, or interest on, the Note after the date when the same shall become due and payable, or default in the payment of principal of, or interest on the Note after the same shall be become due and payable on a date fixed for prepayment or by acceleration;

(c)      default, after the expiration of any applicable grace periods, in the payment of any installment of the principal of, or fees or interest on, any other Indebtedness of the Borrower to the Lender after the date when the same shall become due and payable;

(d)      default which continues for a period of twenty (20) days in the due observance or performance of any covenant, condition or agreement in Sections 6.01 and 6.02, and Sections 7.02 through 7.08;

(e)     default in the due observance or performance of any other covenant, condition or agreement, on the part of the Borrower to be observed or performed pursuant to the terms hereof, and the continuance of such default for a period of thirty (30) days after the Lender gives the Borrower notice specifying the default; provided, however, that if the default is of a nature that a cure is not reasonably feasible within such thirty (30) day period and the Borrower has commenced and is diligently and continually pursuing a cure of the default, the thirty (30) day period shall, upon written notice being provided by the Borrower to the Lender of the need for additional time, automatically be extended for one (and only one) additional period of thirty (30) days;

(f)      default, after the expiration of any applicable grace periods, in the due observance or performance of any covenant, promise or provision contained in any other agreement of the Borrower in favor of the Lender, including without limitation, any other loan agreement, mortgage deed or security document, or any Swap Contract;

(g)     default with respect to any evidence of Indebtedness of the Borrower (other than the Note), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof;

(h)      the Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of its property, (ii) admit in writing inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer is filed by the Borrower seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against the Borrower in any proceeding under any such law;

(i)       an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of the Borrower or appointing a receiver, trustee or liquidator of the Borrower or of all or a substantial part of the assets of the Borrower, provided, however, with respect to such involuntary proceedings, the Borrower shall have sixty (60) days from the date of such order, judgment or decree to discharge or stay the same;

(j)           final judgment for the payment of money in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000) which is not covered by insurance, shall be rendered against the Borrower and the same shall not be discharged, stayed or bonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed;

(k)          the occurrence of any attachment of any deposits or other property of the Borrower in the hands or possession of the Lender, or the occurrence of any attachment of any other property of the Borrower in an amount exceeding Thirty-Five Thousand Dollars ($35,000) which shall not be discharged or stayed within thirty (30) days of the date of such attachment;

(l)           any Event of Default shall occur and be continuing under any Guaranty;

(m)         any Guarantor shall terminate his Guaranty;

(n)          any Event of Default shall occur and be continuing under that certain Indemnity and Guaranty Agreement of even date provided by SPC Associates, L.L.C.

(o)          loss, theft, damage or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in the opinion of the Lender, there is insufficient insurance coverage, unless the Borrower deposits into the account maintained by the Borrower with the Lender, sufficient funds to cover the shortfall within 30 days after the date the Borrower is given notice by the Lender specifying such opinion on the part of Lender;

(p)          if (i) any “notice of violation”, “notice of responsibility” or other similar order is issued by any one or more Governmental Authorities against the Premises or the Borrower under any applicable Hazardous Waste Law and remains undischarged for a period of sixty (60) days after the issuance thereof or such lesser period of time stated in said notice or in any Hazardous Waste Law or (ii) if any lien or claim is filed or arises against the Premises under any Hazardous Waste Law;

(q)          the Security Documents shall at any time after their execution and delivery and for any reason cease (a) to create a valid and perfected mortgage and/or security interest in and to the property purported to be the subject thereof and/or in the priority agreed to by the parties thereto; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny it has any further liability or obligation under the Security Documents;

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(r)           a material default on the part of the Borrower shall have occurred under any of the Leases which remains uncured after the expiration of the applicable cure period under the Lease;

(s)           any action is taken by the Manager under the Management Agreement with respect to the Premises, to terminate the Management Agreement; or

(t)           if any easement which is not required pursuant to any existing Lease or any Lease hereafter consented to by the Lender, is granted over, across or under or otherwise affecting the Premises or any portion thereof (other than customary utility easements) shall be granted by the Borrower without the Lender’s prior written consent.

8.02. Acceleration. Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may declare the entire principal amount of the Note, and any and all other Indebtedness of the Borrower to the Lender, forthwith to be due and payable, whereupon the Note and/or such other Indebtedness shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such Indebtedness to the contrary notwithstanding.

8.03. Set-off. The Borrower hereby grants to the Lender the right at any time after the occurrence of an Event of Default to set off or otherwise apply by the Lender against the payment of all amounts owing in respect to this Agreement or of any other liabilities, Obligations and Indebtedness of the Borrower to the Lender, or any part thereof, whether or not due, in such order as it shall determine, all tangible and intangible personal property, credits, accounts, claims and balances of whatever nature of the Borrower at any time in the possession or control of or owing by the Lender or its agents (remittances and property to be deemed in possession of the Lender as soon as put in transit to it) including, without limitation, any balances on deposit in any account of the Borrower. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN EVIDENCED HEREBY AND BY THE NOTE, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

8.04. Other Remedies. The Lender may look to, utilize, and realize upon any item or portion of any security held by it hereunder or under the Security Documents, or other instrument securing the Loan or any other Indebtedness, liabilities, or Obligations of the Borrower to the Lender, whether now existing or hereafter contracted or acquired, in any order it may elect without obligation to equalize the burden between or among the separate items of security or portions thereof or between or among the owners thereof, or to marshal the same in any way, and the Lender may apply any proceeds of any security in such order as it shall determine, and after all Indebtedness, liabilities, and Obligations now or hereafter of the Borrower to the Lender have been paid in full, the Lender shall account for any security then remaining or any surplus proceeds of any security then remaining to the owner of such security.

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IX. MISCELLANEOUS

9.01. Survival of Representations. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the making by the Lender of the Loan, the execution and delivery to the Lender of the Note and the Security Documents, and shall continue in full force and effect so long as the Note and any other Indebtedness of the Borrower to the Lender is outstanding and unpaid.

9.02. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or in behalf of the Borrower shall inure to the benefit of the respective successors and assigns of the Lender, provided that the Borrower may not transfer or assign any of its respective rights hereunder without the prior written consent of the Lender.

9.03. Lender’s Expenses. The Borrower shall pay on demand all reasonable expenses of the Lender in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loan or the Collateral, and the amount of all such expenses shall, until paid, bear interest at the rate then applicable under the Note (including any default rate) and be an obligation secured by any Collateral. The Borrower has no obligation to pay for any travel expenses, appraisals, on-site examinations consulting fees or brokerage fees except (i) in the connection with the origination or modification of the Loan; (ii) an Event of Default which is continuing; or (ii) reasonably related to the Lender’s reasonable belief of an existing violation of any Hazardous Waste Law.

9.04. Governing Law. This Agreement, the Note and the Security Documents (unless otherwise specified therein) shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Rhode Island.

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9.05. No Waiver. No modification or waiver of any provision of this Agreement or the Note nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on, the Borrower, in any case, shall entitle the Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor delay on the part of the Lender in exercising any right, power or privilege hereunder, or under the Note, or any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

9.06. Captions. The captions and other headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement.

9.07. Notices. All communications provided for hereunder shall be in writing, sent by U.S. Mail, certified or registered, return receipt requested, postage prepaid, to the respective parties at the addresses set forth below:

If to the Lender:	Centreville Bank
1218 Main Street
West Warwick, Rhode Island
02893
Attn: Craig E. Schermerhorn,
Vice President

With a copy to:	Robert A. Migliaccio, Esq. Cameron & Mittleman LLP 301 Promenade Street Providence, Rhode Island 02908

If to the Borrower:	CPI East Hampton I, LLC,
CPI East Hampton II, LLC and
CPI East Hampton III, LLC
Attn: Peter O. Hanson
c/o SPC Associates, L.L.C.
195 North Street
Suite 100
Teterboro, New Jersey 07608

With a copy to:	Frank Ciambrone, Esq.
242 Oradell Avenue
Paramus, New Jersey 07652

Each party by notice duly given in accordance herewith may specify a different address for the purposes hereof.

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9.08. Maximum Payments. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

9.09. Jurisdiction. The Borrower, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the courts of the State of Rhode Island and the United States District Court for the District of Rhode Island as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

9.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11. Gender. Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

9.12. Arm’s-Length Transaction. The Borrower and each Guarantor (by delivery of a Guaranty) recognize, stipulate and agree that the Lender’s actions and relationships with the parties hereto, including, but not limited to, those relationships created or referenced by or in this Agreement, the Note and the Security Documents, have been and constitute arm’s-length commercial transactions and that such actions and relationships shall at all times in the future continue to constitute arm’s-length commercial transactions and that the Lender or the Lender’s attorneys shall not at any time act, be obligated to act, or otherwise be construed or interpreted as acting as or being the agent, attorney, partner, employee or fiduciary of any such parties.

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9.13. Negotiations. The Borrower and each Guarantor (by delivery of a Guaranty) stipulate and agree that each of this Agreement, the Note and the Security Documents are products of and result from lengthy arm’s-length negotiations between the parties and that neither the Lender nor any other party has exerted or attempted to induce, through threats or otherwise, the execution or delivery of this Agreement, the Note or the Security Documents. Without in any way limiting the foregoing, the Borrower and each Guarantor stipulate and agree that at all times during the course of the negotiations surrounding the execution and delivery of this Agreement, the Note and the Security Documents, they have, to the extent deemed necessary or advisable in their sole discretion, been advised and assisted by competent counsel of their own choosing, that counsel has been present and actively participated in the negotiations surrounding this Agreement, the Note and the Security Documents, and that they have been fully advised by counsel of their choosing of the effect of each term, condition, provision and stipulation contained herein and therein. Therefore, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, the Note, the Security Documents or any and all other documents executed in connection herewith or therewith.

9.14. No Offer. Neither the negotiations to date nor the preparation of this Agreement, the Note or the Security Documents shall be deemed an offer by any of the parties to the other. No such instrument, document or agreement shall be deemed binding on any party until such party has executed and delivered the same in writing.

9.15. Agreements Relating to Consideration. The Borrower and each Guarantor (by delivery of a Guaranty) hereby acknowledge and agree that the covenants and agreements of the Lender under this Agreement constitute full and fair consideration for the obligations, covenants and agreements of (a) the Borrower under this Agreement and (b) each Guarantor under the applicable Guaranty, and that, by virtue of such consideration, each of the parties hereto and thereto have received reasonably equivalent value in exchange for the covenants and agreements hereunder and thereunder.

9.16. No Joint Venture. Notwithstanding anything to the contrary contained herein, in the Note and/or in the Security Documents, the Lender, by entering into this Agreement with the Borrower, will not be deemed a partner or joint venturer with the Borrower or any Guarantor and the Borrower agrees to hold the Lender harmless from any damages and expenses resulting from such construction of the relationship of the parties or any assertion thereof.

9.17. Integration. This Agreement and the Security Documents contain the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all oral statements and prior writings with respect thereto.

9.18. [RESERVED]

9.19. Relief from Stay. As further consideration for the Lender entering into this Agreement, the Borrower agrees that the Lender shall be entitled to immediate relief from the automatic stay should the Borrower file for protection under any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution, receivership or liquidation law or statute and, in this regard, the Borrower shall not object to or take any action contrary to any action of the Lender seeking relief from such automatic stay.

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9.20. Jury Waiver. THE BORROWER AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER AND THE LENDER HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY EXEMPLARY OR PUNITIVE DAMAGES AND ANY LOSS OF PROFITS, THEIR RECOURSE BEING LIMITED TO ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

9.21. Pledge to a Federal Reserve Bank. The Lender may at any time pledge all or any portion of its rights under this Agreement, the Note (or any portion thereof) or the Security Documents to any of the twelve (12) federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or enforcement thereof shall release the Lender from its obligations under any of said loan documents.

9.22. Replacement of Note. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note or any other Security Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Security Document, the Borrower will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

9.23. Commercial Transaction. The Borrower (a) acknowledges that the transaction of which this Agreement is a part is a commercial transaction and (b) to the extent permitted by any State or Federal law, waives the right it may have to prior notice of and a hearing on the right of any holder of the Note to any remedy or combination of remedies that enables said holder, by way of attachment, foreign attachment, garnishment or replevin, to deprive the Borrower of any property, at any time, prior to final judgment in any litigation instituted in connection with this Agreement.

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9.24. Electronic Transmission of Data. The Lender and the Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of the Borrower and/or the Lender and their affiliates and other Persons involved with the subject matter of this Agreement. The Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that the Lender does not control the method of transmittal or service providers, (b) the Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) the Borrower will release, hold harmless and indemnify the Lender from any claim, damage or loss by the Borrower including that arising in whole or part from the Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

9.25. USA Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

9.26. Environmental Indemnity. The Borrower agrees to indemnify and hold the Lender, the Lender’s parent, subsidiaries and affiliates, each of their respective shareholders, directors, officers, employees and agents, and the successors and assigns of any of them (individually and collectively, the “Indemnified Parties”), harmless from and against any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including without limitation, attorneys', consultants' and experts' fees and disbursements incurred in investigation, defending against, settling or prosecuting any claim, litigation or proceeding), which may at any time be imposed upon, incurred by or asserted or awarded against the Indemnified Parties, and arising directly or indirectly from or out of the following (hereinafter referred to as a “Loss”):

(a)       any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, vapor intrusion, or discarding, burying, abandoning, or disposing into the environment (a “Release”) or a substantial likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release (a “Threat of Release”) of any Hazardous Waste on, in, under or affecting all or any portion of the Premises or any surrounding areas, regardless of whether or not caused by or within the control of the Borrower;

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(b)         the violation of any Hazardous Waste Laws relating to or affecting the Premises or the Borrower, whether or not caused by or within the control of Borrower;

(c)         the violation of any Hazardous Waste Laws in connection with other real property of Borrower which gives or may give rise to any rights whatsoever in any party with respect to the Premises by virtue of any Hazardous Waste Laws; or

(d)         the enforcement of this Section 9.26, including, without limitation, (i) the costs of assessment, containment and/or removal of any and all Hazardous Waste from all or any portion of the Premises or any surrounding areas, (ii) the costs of any actions taken in response to a Release or Threat of Release of any Hazardous Waste on, in, under or affecting all or any portion of the Premises or any surrounding areas to prevent or minimize such Release or Threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and (iii) costs incurred to comply with the Hazardous Waste Laws in connection with all or any portion of the Premises or any surrounding areas.

The indemnity set forth above shall survive the repayment of the Note and any exercise by the Lender of any remedies under the Security Documents, including, without limitation, the power of sale, or any other remedy in the nature of foreclosure, and shall not merge with any deed given by the Borrower to the Lender in lieu of foreclosure or any deed under a power of sale. It is further agreed and intended by the Borrower and the Lender that the indemnity set forth above may be assigned or otherwise transferred by the Lender to its successors and assigns and to any subsequent purchaser of all or any portion of the Premises by, through or under the Lender, without notice to the Borrower and without any further consent of the Borrower. To the extent consent of any such assignment or transfer is required by law, advance consent to any such assignment or transfer is hereby given by the Borrower in order to maximize the extent and effect of the indemnity given hereby. In no event shall the Borrower be liable in any manner under this Section 9.26 or Section 9.27 to the extent the matter or condition giving rise to any claim by the Indemnified Parties first arises or occurs after (as distinguished from having occurred before but is discovered after) the Lender or its successors or assigns forecloses the Mortgage or the Borrower delivers a deed in lieu of foreclosure to the Lender or its successors or assigns, or the Borrower otherwise transfers title to the Premises and improvements to an unrelated third party with the Lender’s consent.

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“Loss” shall not include: (a) any claims, costs, fees, expenses, judgments, costs, and expenses of investigation and defense, attorney’s fees and consulting fees which are related to a claim or defense asserted by the Lender against the Borrower and defeated; nor (b) any damages, claims, costs, expenses, judgments, penalties, fines, liabilities, encumbrances, liens, costs and expenses of investigation and defense or any claim, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, but not limited to, reasonable attorneys' fees and disbursements and consultants' fees to the extent: (i) resulting from the gross negligence or willful misconduct of the Lender, nor (ii) except for the interest payable on the Loan in the absence of an Event of Default, to any loss of profits incurred by the Lender, nor (iii) to any settlement payments made when there was no continuing Event of Default with respect to the subject of the settlement payments, nor (iv) to any settlement payments made if the Lender failed to tender the defense of the claim to the Borrower and the Guarantor, nor (v) to any settlement payments made without the consent of the Borrower and the Guarantor if the Borrower or the Guarantor has accepted the defense of the claim if the defense was tendered by the Lender to the Borrower and the Guarantor; nor (vi) to attorney’s fees and disbursements incurred as a result of the Lender’s failure to tender the defense of the claim to the Borrower and the Guarantor, nor (vi) of any fees or expenses of any investigation, environmental assessment, containment or remediation if there was no continuing Event of Default with respect to the investigation, environmental assessment or remediation of the Release or Threat of Release, nor (vii) if and to the extent that the Borrower or the Guarantor suffered prejudice as a result of the failure of the Lender to give the Borrower and the Guarantor immediate written notice of any basis for a claim under such indemnity or the failure of any of the Lender to cooperate fully with the Borrower, the Guarantor and their lawyers, consultants and experts.

Despite any other provision of this Agreement or any other Loan Documents to the contrary, so long as the Borrower or the Guarantor maintains a pollution liability or similar policy acceptable to the Lender on which the Lender is named as an additional insured (“Pollution Policy”), the Borrower shall have no obligations or liabilities under this Agreement with respect to any of the matters or claims actually covered by the Pollution Policy, except for any applicable deductible, co-insurance or self-insurance retention amount. For purposes of this paragraph and the previous paragraph only, the term “Guarantor” shall include SPC Associates, L.L.C., a New Jersey limited liability company, in its capacity as an “indemnitor” under that certain Indemnity and Guaranty Agreement of even date herewith given by SPC Associates, L.L.C. to the Lender.

9.27. Environmental Remedies. The Lender, at its election and in its sole discretion and without notice but only after an Event of Default, may (but shall not be obligated to) cure any failure on the part of the Borrower or any occupant of the Premises to comply with the Hazardous Waste Laws, including, without limitation, the following:

(a)         arrange for the cleanup or containment of Hazardous Waste found in, on or near the Premises in violation of Hazardous Waste Laws and pay for such cleanup and containment costs and costs associated therewith;

(b)         pay on behalf of the Borrower or any occupant of the Premises, any fines or penalties imposed on the Borrower or any occupant by any federal, state or local governmental agency or authority in connection with such Hazardous Waste; and

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(c)          make any other payment or perform any other act which may be reasonably required to prevent a release of Hazardous Waste in violation of Hazardous Waste Law, facilitate the cleanup thereof and/or prevent a lien from attaching to the Premises under any Hazardous Waste Law.

Any partial exercise by the Lender of the remedies hereinabove set forth or any partial undertaking on the part of the Lender to cure the failure of the Borrower or any occupant of the Premises to comply with the Hazardous Waste Laws, shall not obligate the Lender to complete the actions taken or require the Lender to expend further sums to cure the Borrower’s or any such occupant’s noncompliance; neither shall the exercise of any such remedies operate to place upon the Lender any responsibility for the operation, control, care, management or repair of the Premises, or make the Lender the “owner” or “operator” of the Premises or a “responsible party” within the meaning of the Hazardous Waste Laws.

Any reasonable amounts paid or costs incurred by the Lender as a result of any of the above, together with interest thereon at the rate set forth in the Note from the date of payment, shall be immediately due and payable by the Borrower to the Lender, and until paid shall be added to and become a part of the obligations secured hereby, and the same may be collected as part of said obligations in any suit herein or any other instrument included in the Collateral or upon a foreclosure of the Security Documents; and the Lender, by making any such payment or incurring any such costs, shall be subrogated to any rights of the Borrower or any occupant of the Premises to seek reimbursement from any third parties, including, without limitation, a predecessor in interest to the Borrower’s title or a predecessor to the occupant’s use of the Premises, who may be a “responsible party” under the Hazardous Waste Laws, in connection with the presence of such Hazardous Waste in, on or near the Premises.

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IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed under seal all as of the day and year first above written.

WITNESS:	Centreville Bank

	By:	/s/Craig E. Schermerhorn

Craig E. Schermerhorn, Vice President

CPI East Hampton I, LLC

	By:	SPC Associates, L.L.C., its Manager

	By:	/s/ William C. Hanson

William C. Hanson, Manager

CPI East Hampton II, LLC

	By:	SPC Associates, L.L.C., its Manager

	By:	/s/ William C. Hanson

William C. Hanson, Manager

CPI East Hampton III, LLC

	By:	SPC Associates, L.L.C., its Authorized Agent

	By:	/s/ William C. Hanson
William C. Hanson, Manager

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